Table of Contents

Banco Bradesco S.A
Exhibit 7.1

	December 31,

	2005		2006		2007
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared
(in millions of reais)	R$ 976	R$ 905	R$ 1,132	R$ 1,028	R$ 1,479	R$ 1,344

Weigthed average number of
shares outstanding	1,460,839,863	1,465,770,912	1,472,508,873	1,470,575,223	1,505,136,649	1,504,008,900

Dividend per share	R$0.67	R$0.62	R$0.77	R$0.70	R$0.98	R$0.89